Filed pursuant to Rule 433
October 8, 2008

Relating to
Preliminary Prospectus Supplement dated October 8, 2008 to
Prospectus Dated November 6, 2007
Registration Statement No. 333-147180

Final Term Sheet

75,000,000 Shares
Common Stock

Issuer:	MetLife, Inc. (“Issuer”)
Securities:	Common Stock, par value $0.01 per share
Number of Securities:	75,000,000 shares of Common Stock
Option to Purchase Additional Securities:	11,250,000 shares of Common Stock
Initial Price to Public:	$26.50 per share; $1,987,500,000 total
Pricing Date:	October 8, 2008
Settlement Date (T+4):	October 15, 2008
Sole Bookrunning Manager:	Credit Suisse Securities (USA) LLC
Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC

All terms used and not otherwise defined in this term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement.

The Issuer has filed a registration statement, including a prospectus, and preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 800-221-1037.

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